Exhibit 99.1

P.F. CHANG’S CHINA BISTRO, INC.

LANE CARDWELL APPOINTED PRESIDENT OF P.F. CHANG’S

SCOTTSDALE, ARIZONA, February 14, 2011 – P.F. Chang’s China Bistro, Inc. (NASDAQ: PFCB) today announced the appointment of restaurant industry veteran F. Lane Cardwell as President of P.F. Chang’s Bistro concept, effective March 1, 2011.  Mr. Cardwell currently serves on the Company’s Board of Directors and had previously served as a Board member from 1999 to 2009.

“I look forward to joining a concept and management team that I respect and admire so much,” said Mr. Cardwell. “From my many years on the board I have watched the passion and dedication that this talented group brings to work every day.  I am excited about the opportunity to make my own contribution and to be a part of their future.”

“I am thrilled to welcome Lane as President of our Bistro concept.  He is a proven restaurant business executive with superior strategic and leadership capabilities,” said Rick Federico, Chairman and Co-CEO.  “Lane’s extensive knowledge about our Company will complement our current Bistro leadership team.  Lane will primarily focus on the Bistro’s long-term business strategy while Rick Tasman, Chief Operating Officer, will continue to focus on solid execution in our day-to-day operations. This new organizational structure leverages their respective strengths and will help us continue to move our brand forward.  We are very fortunate to have Lane join our executive team.”

Mr. Cardwell has over 30 years of experience in the restaurant industry and most recently served as the CEO of Boston Market from June 2009 to October 2010.  He previously served as President of Eatzi’s Market and Bakery from 1996 to 1999.  Prior to joining Eatzi’s, Mr. Cardwell was Executive Vice President, Chief Administrative Officer and a member of the board of directors of Brinker International, Inc. (NYSE: EAT).  Mr. Cardwell also served as the interim President and Chief Executive Officer of Famous Dave’s of America, Inc. from December 2007 until April 2008.

About P.F. Chang’s
P.F. Chang’s China Bistro, Inc. owns and operates two restaurant concepts in the Asian niche. P.F. Chang’s China Bistro features a blend of high-quality, Chinese-inspired cuisine and American hospitality in a sophisticated, contemporary bistro setting. Pei Wei Asian Diner offers a modest menu of freshly prepared pan-Asian cuisine in a relaxed, warm environment offering attentive counter service and take-out flexibility. In addition, the Company has extended the P.F. Chang’s brand to international markets and retail products, both of which are operated under licensing agreements.

Contacts
     Allison Schulder
     (480) 888-3000
     allison.schulder@pfcb.com